UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

______________________________

WASHINGTON, D.C.  20549

FORM 8-K

Current Report
Pursuant To Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

NOVEMBER 29, 2017

EMPIRE PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-16653	73-1238709
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2651 E. 21st Street, Suite 310, Tulsa Oklahoma	74114
(Address of principal executive offices)	(Zip Code)

(539) 444-8002
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐⁭  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐⁭  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐⁭  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐⁭  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Thomas Pritchard as Chief Executive Officer

On November 29, 2017, the Board of Directors of Empire appointed Thomas Pritchard as Empire's Chief Executive Officer.

Mr. Pritchard, age 56, is the co-founder of and a partner in Pritchard Griffin Advisors, an investment banking and financial advisory services firm, which was established in September 2015 and focuses on serving the energy sector.  Tommy has a quarter of a century of expertise in the financial industries, beginning his professional career in 1984 with Drexel Burnham Lambert.  He was also employed by Bear Stearns, Jefferies and Johnson Rice early in his career.

In 1997, Mr. Pritchard and three partners founded Offshore Tool and Energy, Inc. (OTEC). OTEC grew through a series of acquisitions to an oilfield services company employing hundreds of people and generating over $100 million in revenues.  The firm was sold in 2001 to London Merchant Securities.

Thereafter, Mr. Pritchard formed Pritchard Capital Partners, LLC, a research, trading and investment banking boutique serving the energy industry.  Over a period of ten years, Pritchard Capital Partners participated in raising over $15 billion in capital for firms in the oil and gas industry. In addition, the firm provided trading and research services annually to over 150 energy companies.  After selling a majority of his interests in Pritchard Capital, Tommy became the Managing Director in charge of the energy investment banking division of Imperial Capital.  At Imperial, he played a role in raising over $500 million of debt capital Mr. Pritchard formed Pritchard Energy Advisors, LLC in June 2014. In September 2015, Tommy teamed up with partner Ken Griffin and renamed the investment banking firm to Pritchard Griffin Advisors.

Tommy obtained his undergraduate degree in Geology at Washington and Lee University.

Contract between Empire and Pritchard Griffin Advisors

In December 2016, Empire engaged Pritchard Griffin Advisors to assist Empire with identifying potential oil and gas acquisitions and raise capital around those purchases.  Pursuant to the arrangement, Empire has paid Pritchard Griffin Advisors approximately $62,000 to date.  Also, pursuant to the arrangement, Pritchard Griffin Advisors is entitled to be paid a retainer of $14,000 per month plus a success fee related to capital raised to fund those acquisitions.  The Board of Directors will approve any future payments to Pritchard Griffin Advisors.

New Compensation Arrangements

Effective as November 29, 2017, the Board of Directors authorized the following compensatory arrangements with each of Mr. Pritchard and Mr. Morrisett:

•	subject to Empire having available funds, such officer shall initially be paid an annualized base salary of $120,000, effective December 1, 2017, payable at $10,000 per month;

•
upon the successful closing of a qualified transaction as determined by Empire's Board on or before March 31, 2018 (the "Transaction") and subject to Empire having available funds, such officer will be paid a bonus equal to $80,000 multiplied by a fraction, the numerator of which is the number of days that have elapsed between December 1, 2017 and the closing date of the Transaction and the denominator of which is 121; and

•
such officer received a warrant to purchase 3,000,000 shares of Empire's common stock at an exercise price of $0.25 per share, which warrant expires as of December 31, 2021 and is exercisable with respect to 500,000 shares of common stock upon grant and 2,500,000 shares of common stock upon the closing of the Transaction.

Also effective as of November 29, 2017, the Board of Directors authorized the grant to Tony Kamin, a member of the Board of Directors, of a warrant to purchase 1,000,000 shares of Empire's common stock at an exercise price of $0.25 per share, which warrant expires as of December 31, 2021 and is exercisable with respect to all 1,000,000 shares upon grant.

Item 8.01 Other Events

On September 6, 2017, Empire issued a press release announcing that it had entered into a term sheet to acquire producing oil and gas assets located in North Louisiana.  After completing its due diligence and prior to negotiating a purchase and sale agreement with respect to the potential acquisition, Empire decided not to proceed with the transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE PETROLEUM CORPORATION

Date: December 4, 2017	By:	/s/ Michael R. Morrisett
Michael R. Morrisett
President